Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone: (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES REPORTS RESULTS FOR 2007

— Company Delivers Steady Growth in Loans, Deposits, Solid Asset Quality —

LOS ANGELES — March 13, 2008 — 1st Century Bancshares, Inc. (OTCBB: FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported continued growth and improved operating results for its fourth quarter and the year ended December 31, 2007, which included balanced growth in loans and deposits and a one-time $2.1 million income tax benefit.

For the 2007 fourth quarter, net income totaled $2.1 million, or $0.20 per diluted share, versus a net loss of $591,000, or $0.06 per diluted share, for the 2006 fourth quarter.  Net income for the 2007 fourth quarter included a $2.1 million income tax benefit related to the reversal of a valuation allowance previously recorded against deferred tax assets.  The valuation allowance was reversed as a result of the Bank’s positive earnings trend over the last four quarters.  Income before taxes for the 2007 fourth quarter was $12,000.

For the year 2007, net income increased to $2.9 million, or $0.28 per diluted share, compared with $145,000, or $0.01 per diluted share, for 2006.  Net income for 2007 included the $2.1 million income tax benefit.

“Our second consecutive year of profitability since opening 1st Century Bank’s doors in 2004 was marked by steady progress building the organization in preparation for the company’s next phase of growth,” said Alan I. Rothenberg, chairman and chief executive officer of 1st Century Bancshares.  “Importantly, the establishment of the bank holding company will provide greater flexibility for capital planning and operational expansion as we continue to move forward.  With strong collaboration from our highly experienced board, we believe our organization is well poised to prudently navigate the difficult banking environment in 2008.”

“Key growth drivers behind our performance in 2007 included the Bank’s targeted efforts to service the small and middle market commercial sectors, as well as our deeply rooted connections within our high net worth customer base,” said Jason P. DiNapoli, who was promoted to chief executive officer of 1st Century Bank earlier this year.  “Stringent underwriting guidelines are serving us well in this challenging stage of the credit cycle.  The Bank is conservatively positioned with strong loan loss reserves and remains well capitalized.

“As 2008 unfolds, we look forward to implementing a number of operational enhancements that we expect will further supplement our ability to create tailored solutions and provide flexible and responsive financial services for the communities we serve.”

Net interest income before provision for loan losses increased 19% to $2.7 million for the 2007 fourth quarter from $2.3 million in the prior—year period.  For the year ended December 31, 2007, net interest income before provision for loan losses increased 12% to $9.8 million from $8.7 million in 2006.  The increase in net interest income was primarily due to the growth in the loan portfolio.

Principally reflecting the impact of the 100 basis point reduction in the Federal Funds rate late in 2007, the company’s net interest margin for the 2007 fourth quarter narrowed to 4.53%, from 4.59% in the immediately preceding third quarter and from 4.76% in the fourth quarter of 2006. The net interest margin for the 2007 year contracted to 4.51% from 4.98% in the prior year.

The provision for loan losses totaled $203,000 for the 2007 fourth quarter, compared with $145,000 in the prior-year period, and $701,000 for 2007, versus $504,000 for 2006.

Non-interest income for the 2007 fourth quarter increased 78% to $135,000 from $76,000 in the year-ago comparable period.  For the 2007 year, non-interest income increased nearly three-fold to $614,000 from $209,000 in 2006, primarily reflecting loan arrangement fees of $219,000 and loan syndication fees of $195,000 in 2007, compared with none in 2006.

Non-interest expense for the fourth quarter of 2007 declined by 7% to $2.6 million from $2.8 million in the prior-year period.  The decrease was primarily due to a reduction in Sarbanes-Oxley Act related expenses.

For the 2007 year, non-interest expense increased to $8.9 million, up 7% from $8.3 million in 2006.  The increase in non-interest expense was primarily due to increases in compensation and benefits, technology expenses, and FDIC assessment fees.  Compensation and benefits increased by $374,000 in 2007, compared with 2006 as a result of hiring additional personnel to support the continued growth of the Bank.  Technology expenses increased by $243,000 year-over-year primarily due to a $150,000 expense accrual related to the Bank’s termination of a contract with its current core processing system vendor.  The Bank plans to convert its core processing system in May 2008 as part of its efforts to improve its operating systems and to better serve its customer base.  FDIC assessment fees increased by $92,000 as a result of an increase in total deposits and the FDIC Insurance Reform Act of 2005, which set higher new assessment rates effective January 1, 2007.

Gross loans continued to grow steadily and amounted to $172.4 million at December 31, 2007, up from $128.1 million at December 31, 2006.  Net loans totaled $169.9 million at December 31, 2007, compared with $126.3 million at December 31, 2006.  The company continued to maintain solid asset quality with no non-performing assets as of year-end 2007.

Total deposits at the close of the 2007 fourth quarter equaled $161.2 million, up from $145.1 million at December 31, 2006.

Total assets at the close of 2007 had grown 12% to $223.9 million from $200.8 million at December 31, 2006. Shareholders’ equity at December 31, 2007 increased 8% to $58.6 million from $54.1 million a year ago.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, 1st Century Bancshares’ ability to provide greater flexibility for capital planning and operational expansion, navigate the difficult banking environment, maintain strong loan loss reserves and remain well capitalized and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on 1st Century’s operating results, ability to attract deposit and loan customers and the quality of 1st Century’s earning assets; (2) government regulation; and (3) the other risks set forth in 1st Century’s reports filed with the U.S Securities and Exchange Commission.  1st Century does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

Summary Financial Information

The following tables present relevant financial data from 1st Century Bancshare’s recent performance:

	December 31,	September 30,	December 31,
	2007	2007	2006
Balance Sheet Results: (Dollars in thousands except share and per share data)

Total Assets	$223,855	$228,202	$200,752
Gross Loans	$172,364	$156,627	$128,135
Unearned Fee Income	$131	$112	$155
Allowance for Loan Losses (“ALL”)	$2,369	$2,166	$1,668
Total Net Loans	$169,864	$154,349	$126,312
Total Deposits	$161,193	$171,143	$145,087
Non-performing Assets	$—	$—	$—
Total Shareholders’ Equity	$58,612	$55,378	$54,109
Net Loans to Deposits	105.38%	90.19%	87.06%
Allowance to Gross Loans	1.37%	1.38%	1.30%
Equity to Assets	26.18%	24.27%	26.95%
Ending Shares outstanding	9,913,884	9,898,884	9,783,722
Ending Book Value per Share	$5.91	$5.59	$5.53

	Three Months Ended December 31,
	2007	2006
Quarter Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$2,672	$2,254
Provision for Loan Losses	$203	$145
Non-Interest Income	$135	$76
Non-interest Expense	$2,592	$2,776
Income (Loss) Before Taxes	$12	$(591)
Income Tax Benefit	$2,120	$—
Net Income (Loss)	$2,133	$(591)
Basic Income (Loss) per Share	$0.21	$(0.06)
Diluted Income (Loss) per Share	$0.20	$(0.06)
Quarterly Return on Average Assets*	3.57%	(1.20%)
Quarterly Return on Average Equity*	15.09%	(4.32%)
Quarterly Net Interest Margin*	4.53%	(4.76%)

	Years Ended December 31,
	2007	2006
YTD Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$9,770	$8,720
Provision for Loan Losses	$701	$504
Non-interest Income	$614	$209
Non-interest Expense	$8,891	$8,280
Income Before Taxes	$792	$145
Income Tax Benefit	$2,120	$—
Net Income	$2,912	$145
Basic Income per Share	$0.30	$0.01
Diluted Income per Share	$0.28	$0.01
YTD Return on Average Assets*	1.32%	0.08%
YTD Return on Average Equity*	5.30%	0.27%
YTD Net Interest Margin*	4.51%	4.98%

*Percentages are reported on an annualized basis.